QUARTERLY AND YEAR END REPORT
BC FORM 51-901F
(Previously Form 61)
Schedule: A

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the *Securities Act*. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, BC, V7Y 1L2. Toll free in British Columbia 1-800-373-6393.

ISSUER DETAILS	For Quarter Ended			Date of Report		
NAME OF ISSUER	Y	M	D	Y	M	D
Triband Enterprise Corp.	03	05	31	03	07	30

ISSUER ADDRESS
Suite 903 – 1485 West 6th Ave.

CITY	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER PHONE NO.
Vancouver	B.C.	V6H 4G1	(604) 714-0879	(604) 331-0096

CONTACT PERSON	CONTACT POSITION	CONTACT PHONE NO.
Gary Freeman	President	(604) 331-0096

CONTACT EMAIL ADDRESS	CONTACT WEB SITE ADDRESS
garyfreeman@telus.net	www.triband-enterprise.com

CERTIFICATE

The three schedules required to complete this Report are attached and the Board of Directors has approved the disclosure contained therein. A copy of this Report will be provided to any shareholder who requests it.

		DATE SIGNED		
DIRECTOR'S SIGNATURE	PRINT FULL NAME	Y	M	D
"Gary Freeman" (signed)	Gary Freeman	03	07	30

		DATE SIGNED		
DIRECTOR'S SIGNATURE	PRINT FULL NAME	Y	M	D
"Jerry Pogue" (signed)	Jerry Pogue	03	07	30

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
(unaudited)

MAY 31, 2003

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

	May 31 2003	May 31 2002	November 30 2002 (audited)
ASSETS			
Current			
Cash and cash equivalents	$ 80,941	$ 24,617	$ 126,202
Receivables	14,070	38,964	7,169
Advances receivable	10,700	-	-
Share subscriptions receivable	-	18,000	-
Prepaid expenses	9,525	8,767	11,014
	115,236	90,348	144,385
Property, plant and equipment (note 3)	11,656	8,001	13,144
Investments	27,565	27,565	27,565
	$ 154,457	$ 125,914	$ 185,094
LIABILITIES AND SHAREHOLDERS' EQUITY			
Current			
Accounts payable and accrued liabilities	$ 16,636	$ 62,654	$ 18,293
Due to affiliated company (note 6)	2,594	2,594	2,594
	19,230	65,248	20,887
Shareholders' equity			
Capital stock (note 5)	4,922,016	4,524,193	4,820,016
Deficit accumulated during the exploration stage	(4,786,789)	(4,463,527)	(4,655,809)
	135,227	60,666	164,207
	$ 154,457	$ 125,914	$ 185,094

On behalf of the Board:

"Gary Freeman" Director

"Jerry Pogue" Director

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

	Cumulative Amounts From October 7, 1994 to May 31, 2003	Six Months Ended May 31, 2003	Six Months Ended May 31, 2002	Three Months Ended May 31, 2003	Three Months Ended May 31, 2002
OPERATING EXPENSES					
Amortization	$ 20,814	$ 1,487	$ 1,348	$ 744	$ 674
Consulting fees	453,296	48,600	67,261	22,500	45,396
Exploration costs	1,637,610	11,250	-	-	-
Listing and transfer agent fees	154,216	9,624	8,630	2,155	258
Office	258,600	10,580	10,784	5,207	7,044
Professional fees	178,051	21,359	9,857	15,613	7,604
Property investigation	186,563	-	-	-	-
Rent	90,952	12,000	-	12,000	-
Salaries and benefits	80,308	-	-	-	-
Shareholders' communications	381,780	4,159	3,162	889	2,836
Travel	102,424	12,902	2,191	3,985	1,744
	(3,544,614)	(131,961)	(103,233)	(63,093)	(65,556)
Interest income	198,055	862	276	460	238
Investment income	27,565	-	-	-	-
Gain on sale of marketable securities	100,703	-	-	-	-
Gain (loss) on foreign exchange	159,339	119	(996)	60	(419)
Loss on disposal of property, plant and equipment	(7,189)	-	-	-	-
Impairment of mineral properties	(1,100,722)	-	(18,850)	-	(12,677)
Write-down of marketable securities	(374,526)	-	-	-	-
Write-down of investments	(245,400)	-	-	-	-
Net loss for the period	$ (4,786,789)	$ (130,980)	$ (122,803)	$ (62,573)	$ (78,414)
Basic and diluted loss per share		$ (0.02)	$ (0.03)	$ (0.01)	$ (0.01)
Basic and diluted weighted average common shares outstanding		7,529,417	4,499,86-	7,735,736	5,335,565

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

	Cumulative Amounts From October 7, 1994 to May 31, 2003	Six Months Ended		Three Months Ended	
		May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES					
Net loss for the period	$ (4,786,789)	$ (130,980)	$ (122,803)	$ (62,573)	$ (78,414)
Items not affecting cash:					
Amortization	20,814	1,487	1,348	744	674
Investment income	(27,565)	-	-	-	-
Gain on sale of marketable securities	(100,703)	-	-	-	-
Loss on disposal of property, plant and equipment	7,189	-	-	-	-
Impairment of mineral properties	1,100,722	-	18,850	-	12,677
Write-down of marketable securities	374,526	-	-	-	-
Write-down of investments	245,400	-	-	-	-
Changes in non-cash working capital items:					
(Increase) decrease in receivables	(14,070)	(6,901)	(22,978)	(4,514)	(2,622)
(Increase) decrease in prepaid expenses	(9,525)	1,489	(2,537)	1,000	(343)
Increase in accounts payable and accrued liabilities	16,637	(1,656)	(39,380)	(90)	21,094
Advances from affiliated company	5,562	-	-	-	-
Advances to affiliated company	(13,668)	(10,700)	-	-	-
Net cash used in operating activities	**(3,181,470)**	**(147,261)**	**(167,500)**	**(65,433)**	**(46,934)**
CASH FLOWS FROM INVESTING ACTIVITIES					
Proceeds on sale of marketable securities	488,027	-	-	-	-
Property, plant and equipment acquired	(45,843)	-	-	-	-
Proceeds on disposal of property, plant and equipment	6,183	-	-	-	-
Acquisition of mineral properties	(500,722)	-	-	-	-
Acquisition of marketable securities	(761,850)	-	-	-	-
Increase in deferred exploration costs	-	-	(18,850)	-	(12,677)
Increase in investments	(245,400)	-	-	-	-
Net cash used in investing activities	**$ (1,059,605)**	**$ -**	**$ (18,850)**	**$ -**	**$ (12,677)**

- *Continued* –

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd...)
(Expressed in Canadian Dollars)
(unaudited – Prepared by Management)

	Cumulative Amounts From October 7, 1994 to May 31, 2003	Six Months Ended May 31, 2003	Six Months Ended May 31, 2002	Three Months Ended May 31, 2003	Three Months Ended May 31, 2002
Continued...					
CASH FLOWS FROM FINANCING ACTIVITIES					
Issuance of capital stock, net of issuance costs	$4,322,016	$ 102,000	$ 294,134	$ -	$ 63,600
Share subscriptions receivable	-	-	(18,000)	-	(18,000)
Common shares committed to be issued	-	-	(125,000)	-	-
Net cash provided by financing activities	4,322,016	102,000	151,134	-	45,600
Net change in cash and cash equivalents during the period	**80,941**	**(45,261)**	**(35,216)**	**(65,433)**	**(14,011)**
Cash and cash equivalents, beginning of period	**-**	**126,202**	**59,833**	**146,374**	**38,628**
Cash and cash equivalents, end of period	**$ 80,941**	**$ 80,941**	**$ 24,617**	**$ 80,941**	**$ 24,617**

Supplemental disclosures with respect to the consolidated statements of cash flows:

	Cumulative Amounts From October 7, 1994 to May 31 2003	Six Months Ended May 31, 2003	Six Months Ended May 31, 2002	Three Months Ended May 31, 2003	Three Months Ended May 31, 2002
Cash paid during the period for:					
Interest	$ -	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 1,263,309 common shares (adjusted for roll-back) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
2002	95,000	$ 15,350	Finder's fees
2002	557,609	66,457	Shares for debt owing
1999	10,700	8,025	Finder's fees
1996	600,000	600,000	Acquisition of mineral property

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND DEFICIT
(Expressed in Canadian Dollars)

	Number of Shares	Price	Common Shares Issued and Fully Paid	Common Shares Committed to be Issued	Deficit Accumulated During the Exploration Stage	Total
Balance at November 30, 2000	2,777,293		$ 4,230,059	$ -	$ (3,661,287)	$ 568,772
Common shares Committed to be issued (Note 6)	-		-	125,000	-	125,000
Net loss for the year	-		-	-	(679,437)	(679,437)
Balance at November 30, 2001	2,777,293		$ 4,230,059	$ 125,000	$ (4,340,724)	$ 14,335
Issuance of shares for cash						
Private placement	1,350,000	0.10	135,000	(125,000)	-	10,000
Private placement	850,000	0.23	195,500	-	-	195,500
Exercise of options	75,000	0.17	12,750	-	-	12,750
Exercise of warrants	1,300,000	0.12	156,000	-	-	156,000
Exercise of warrants	80,834	0.30	24,250	-	-	24,250
Issuance of shares for finder's fee	50,000	0.10	5,000	-	-	5,000
Issuance of shares for finder's fee	45,000	0.23	10,350	-	-	10,350
Share issuance expense			(15,350)	-	-	(15,350)
Settlement of debts	475,337	0.10	47,534	-	-	47,534
Settlement of debts	82,272	0.23	18,923	-	-	18,923
Net loss for the year	-		-	-	(315,085)	(315,085)
Balance at November 30, 2002	7,085,736		$4,820,016	$ -	$(4,655,809)	$ 164,207
Private placement	250,000	.30	30,000			30,000
Exercise of options	225,000	.17	38,250			38,250
Exercise of warrants	125,000	.15	18,750			18,750
Exercise of warrants	50,000	.30	15,000		(130,980)	15,000
Net loss for the period	-		-	-	(68,407)	(68,407)
Balance at May 31, 2003	7,735,736		$4,922,016	$ -	$(4,786,789)	$ 197,800

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

Effective July 9, 2001, the Company changed its name from Triband Resource Corporation to Triband Enterprise Corp.

The Company is in the process of locating, exploring and developing mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. Although these consolidated financial statements do not include any adjustments that may result from the inability to secure future financing, such condition would have a material adverse effect on the Company's business, results of operations and financial condition.

These financial statements do not contain all disclosures required by Canadian GAAP for annual financial statements, and accordingly, the financial statements should be read in conjunction with the most recent annual audited financial statements. These financial statements, in all material respects, follow the same accounting policies and method of application as the annual audited financial statements of the preceding fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

Exploration and development costs

The Company has adopted the policy of expensing development and exploration costs as incurred. The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management to support the recognition of an asset.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Acquisition costs

Acquisition costs are capitalized on properties where proven and provable reserves exist.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities because it is at an early stage of exploration. Estimated future removal and site restoration costs are considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives using the declining balance method at rates of 20% and 30% per annum.

Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Basic and diluted loss per share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method. Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti-dilutive.

Stock-based compensation

The Company grants stock options under a Stock Option Plan. No compensation expense is recognized when stock options are granted.

(Expressed in Canadian Dollars)

3. PROPERTY, PLANT AND EQUIPMENT

			Net Book Value		
	Cost	Accumulated Amortization	May 31, 2003	May 31, 2002	November 30, 2002
Office furniture and equipment	$ 13,825	$ 5,099	$ 8,726,	$ 3,816	$ 9,697
Computer equipment	10,050	7,120	2,930	4,185	3,447
	$23,875	$12,219	$ 11,656	$ 8,001	$ 13,144

4. MINERAL PROPERTIES

Future mineral property payments

On certain of its Nevada claims, the Company is required to pay or incur the following to earn its 100% interest:

a) Minimum advanced royalty payments according to the following schedule:
- US$20,000 by July 9, 2003
- US$25,000 by July 9, 2004
- US$50,000 by July 9, 2005 and each subsequent year
- Total purchase price for the property is US$2,000,000 due on July 9, 2015. The Company's advance royalty payment beginning on July 9, 2005 will be credited against the purchase price of the property. The purchase price is also subject to adjustment for one-half of the price of the property. The purchase price is also subject to adjustment for one-half of the rate of inflation according to the United States Department of Commerce Producers' Price Index.

b) Production royalty
- If the Company places the property in production before the fifteenth year, the Company is required to pay 2.5% of NSR production royalty. The production royalty payment can also be applied to the purchase price.

c) Exploration and development work according to the following schedule:
- Incur expenditures totaling US$20,000 by July 9, 2003
- Incur expenditures totaling US$25,000 by July 9, 2004
- Incur expenditures totaling US$50,000 by July 9, 2005 and during each of the following year during the lease term.
- The maximum required total work commitment from the date of this lease shall be $250,000.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

(Expressed in Canadian Dollars)

5. CAPITAL STOCK

	Number of Shares	Amount
Authorized		
Unlimited number of common shares without par value		
Unlimited number of preferred shares, issuable in series		
Common shares issued		
As at November 30, 1999	2,578,603	$4,053,698
For cash – exercise of options	179,690	160,211
For cash – exercise of warrants	19,000	16,150
As at November 30, 2000 and 2001	2,777,293	4,230,059
For cash – private placements	2,200,000	330,500
For cash – exercise of options	75,000	12,750
For cash – exercise of warrants	1,380,834	180,250
For finder's fees	95,000	-
For settlement of debts	557,609	66,457
As at November 30, 2002	7,085,736	$4,820,016
For cash – private placement	250,000	30,000
For cash – exercise of options	225,000	38,250
For cash – exercise of warrants	175,000	33,750
As at May 31, 2003	7,735,736	$4,922,016

Effective August 22, 2001, the Company consolidated its shares on a basis of one new share for every five old shares. The effects of the consolidation have been applied on a retroactive basis.

Warrants

In December 2002, the Company completed a private placement consisting of 250,000 units at a price of $0.12 per unit, for total proceeds of $30,000. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.15 per share until December 3, 2004. No finder's fee was issued.

The following warrants were outstanding at May 31, 2003:

Number of Warrants	Exercise Price	Expiry Date
50,000	$0.15	October 10, 2003
764,166	0.30	June 5, 2004
125,000	0.15	December 3, 2004

(Expressed in Canadian Dollars)

5. CAPITAL STOCK (cont'd...)

The following incentive stock options were outstanding at May 31, 2003:

Number of Shares	Exercise Price	Expiry Date
205,000	$0.17	February 27, 2007
200,000	$0.24	January 24, 2007

6. RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions during the period with related parties as follows:

a) The Company paid $nil (2002 - $5,712) to directors or companies controlled by directors for geological services which have been expensed as property investigation costs.

b) The Company paid $30,000 (2002 - $30,000) in Consulting fees a to a Company controlled by a director.

c) Advances receivable of $10,700 (2002 – Nil) are short-term expense advances to a company controlled by a director.

Amounts due to affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

All transactions with related parties were recorded at market value.

(Expressed in Canadian Dollars)

7. CONTINGENCY

Environmental regulations

All phases of the Company's operations are subject to environmental regulations. Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees. Although presently, compliance with such laws is not a significant factor in the Company's operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company's operations.

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at May 31, 2003, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements.

For compliance with United States generally accepted accounting principles, the Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at May 31, 2003, cumulative compensation expense totaling $390,311 has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited. In determining the fair value of the incentive stock options, the following assumptions were used:

	2002	2001	2000
Risk free interest rate	1.72%	4.27%	6.14%
Expected life	5 years	5 years	5 years
Expected volatility	102%	68%	161%
Expected dividends	-	-	-

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Stock Based Compensation (cont'd...)

The following is a summary of the status of stock options outstanding at May 31, 2003:

	Outstanding Options			Exercisable Options	
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.17	205,000	3.75	$0.17	205,000	$0.17
$0.24	200,000	3.67	$0.24	200,000	$0.24

The following is a summary of the stock based compensation plan during 2001, 2002 and 2003:

	Number of Shares	Weighted Average Exercise Price
Outstanding and exercisable at November 30, 2000	245,000	1.88
Forfeited	(43,000)	2.03
Outstanding and exercisable at November 30, 2001	202,000	1.85
Granted	505,000	0.17
Exercised	(75,000)	0.17
Forfeited	(202,000)	1.85
Outstanding and exercisable at November 30, 2002	430,000	0.17
Granted	200,000	0.24
Exercised	(225,000)	0.17
Outstanding and exercisable at May 31, 2003	405,000	0.21

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company's policy of expensing development and exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the period ended May 31, 2003 and the years ended November 30, 2002, 2001 and 2000, there were no other items of comprehensive income.

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements

In July, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 141 and 142 ("SFAS 141" and "SFAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt SFAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 will not have a material effect on its financial position or results of operations.

In July 2001, FASB issued Statement of Financial Accounting Standards 143, ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. This standard is effective for the Company at the beginning in 2003, but earlier adoption is encouraged. Adoption of the standard has not had any impact on the financial statements of the Company.

In August 2001, FASB issued Statement of Financial Accounting Standards 144, ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company adopted SFAS 144 as of December 1, 2002. The Company has determined that the application of SFAS 144 does not have a material effect on its financial position or results of operations.

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

In April 2002, FASB issued Statement of Financial Accounting Standards 145, ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS 4, which required all gains and losses from retirements of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS 64 amended SFAS 4 and is no longer necessary as SFAS 4 has been rescinded. SFAS 145 amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. Adoption of the standard has not had any impact on the financial statements of the Company.

In June 2002, FASB issued Statement of Financial Accounting Standards 146, ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of the standard has not had any impact on the financial statements of the Company.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement's consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its fiscal year 2004 and is not expected to have a material impact on its results of operations or financial position.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements for the first quarter of the Company's fiscal year 2003. The Company is currently in the process of evaluating the potential impact that the adoption of FIN 45 will have on its financial position or results of operations.

In December 2002, FASB issued Statement of Financial Accounting Standards 148, ("SFAS 148"), "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for the Company's fiscal year 2003. The interim disclosure requirements are effective for the second (this) quarter of the Company's fiscal year 2003. The Company does not expect SFAS 148 to have a material effect on its results of operations or financial condition.

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

	Cumulative amount from October 7, 1994 to May 31, 2003	Six months ended May 31, 2003	2002
Loss for the period as reported	$(4,786,789)	$(130,980)	$(122,803)
Less: Compensation expense - stock options	(390,311)	(48,000)	-
Loss for the period in accordance with United States generally accepted accounting principles	$(5,177,100)	$(178,980)	$(122,803)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

	Six months ended May 31, 2003	2002
Deficit, as reported	$(4,786,789)	$(4,463,527)
Cumulative compensation expense on granting of stock options	(390,311)	(786,292)
Deficit in accordance with United States generally accepted accounting principles	$(5,177,100)	$(5,249,819)

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

	Capital Stock		Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
	Number of Shares	Amount			
Shareholders' equity as reported November 30, 2001	2,777,293	$4,230,059	$ 125,000	$(4,340,724)	$ 14,335
Cumulative compensation expense - stock options	-	269,211	-	(269,211)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2001	2,777,293	$4,499,270	$ 125,000	$(4,609,935)	$ 14,335
Shareholders' equity as reported November 30, 2002	7,085,736	$4,820,016	$ -	$(4,655,809)	$164,207
Cumulative compensation expense - stock options	-	342,311	-	(342,311)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2002	7,085,736	$5,162,327	$ -	$(4,998,120)	$164,207
Shareholders' equity as reported May 31, 2003	7,735,736	$4,922,016		$(4,786,789)	$ 135,227
Cumulative compensation expense - stock options	-	390,311	-	(390,311)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at May 31, 2003	7,735,736	$ 5,312,327	$ -	$ (5,177,100)	$135,227

(Expressed in Canadian Dollars)

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Loss per share

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

The following loss per share information results under United States general accepted accounting principles:

	Six Months Ended May 31,	
	2003	2002
Net loss for the six month period under United States GAAP	$ (178,980)	$ (122,803)
Weighted average number of shares outstanding under United States GAAP (adjusted for roll-back)	7,579,417	4,499,864
Basic loss per share	$ (0.02)	$ (0.03)

Diluted EPS has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.

9. SUBSEQUENT EVENTS

Subsequent to the end of the period, the Company renegotiated the property payments due on the Betty O'Neal properties whereby a payment of $18,000 (USD) will be due for the period July 2003 to July, 2004. Payments of $9,000 (USD) are due in July, 2003 and in January, 2004. The Company made the July payment as per the schedule.